                                                                     EXHIBIT G-8

                         RELIANT ENERGY RESOURCES CORP.

             SECURITY                 OUTSTANDING        RATE           MATURITY
             --------                 -----------        ----           --------
Debentures                           $145,070,000        8.90%          12/15/06
Conv. Sub. Debentures                $ 79,421,750        6.00%          03/15/12
Debentures                           $300,000,000        6.50%          02/01/08
TERMS                                $500,000,000        6.375%         11/01/03
Notes                                $325,000,000        8.125%         07/15/05
Notes                                $550,000,000        7.75%          02/15/11
6.25% Convertible Trust Preferred    $    421,500        6.25%          06/30/26